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[DRAFT]

Board of Directors
Ultimus Managers Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Board of Directors
Forward Funds
4265 San Felipe, 8th Floor

Houston, Texas 77027

Board of Directors
Salient MF Trust
4265 San Felipe, 8th Floor
Houston, Texas 77027

_________, 2022

Ladies and Gentlemen:

As counsel to the Ultimus Managers Trust, an Ohio statutory trust (“Acquiring Fund Trust”), on behalf of each segregated portfolio of assets (“series”) thereof listed under the heading “Acquiring Funds” on Schedule A, attached hereto (“Schedule A”) (each, an “Acquiring Fund”), we have been asked to advise you concerning the anticipated federal income tax consequences of the transactions to be carried out under that certain Agreement and Plan of Reorganization, dated as of [___________], 2022 (the “Agreement”), by and between Acquiring Fund Trust, on behalf of itself and each Acquiring Fund, Forward Funds, a Delaware statutory trust (“Forward Funds Trust”) on behalf of each of its series listed under the heading “Acquired Funds” on Schedule A (each, a “Forward Funds Acquired Fund”); Salient MF Trust, a Delaware statutory trust (“Salient MF Trust”, each of Salient MF Trust and Forward Funds Trust sometimes referred to herein as an “Acquired Fund Trust”), on behalf of each of its series listed under the heading “Acquired Funds” on Schedule A (each, a “Salient Acquired Fund”, each Forward Fund and Salient Acquired Fund sometimes referred to herein as an “Acquired Fund”); Westwood Management Corp.; Salient Advisors, L.P.; Forward Management, LLC; Salient Capital Advisors, L.P.; and Broadmark Asset Management, LLC. Each Acquiring Fund is newly formed and has had no operations to date.

The following transactions with respect to each Acquired Fund and its corresponding Acquiring Fund as set forth on Schedule A (each such transaction referred to collectively herein as the “Reorganization”) are contemplated under the Agreement: (i) Acquired Fund will transfer all of Acquired Fund’s Assets to Acquiring Fund solely in exchange for a number of full and fractional shares of each class of shares of Acquiring Fund (“Acquiring Fund Shares”) corresponding to the number of full and fractional shares of each class of shares of Acquired Fund (“Acquired Fund Shares”) outstanding immediately prior to the consummation of the transactions contemplated by the Agreement and the assumption by Acquiring Fund of the liabilities of Acquired Fund; and (ii) Acquired Fund will distribute the Acquiring Fund Shares received in step (i) to the Shareholders in complete liquidation thereof such that each Acquired Fund Shareholder will receive Acquiring Fund Shares corresponding to the number and class of Acquired Fund Shares held by such Shareholder immediately prior to the consummation of the transactions contemplated by the Agreement.

In rendering the opinion contain herein, we have examined the Agreement, the Registration Statement on Form N-14 of the Acquiring Trust and Acquiring Funds relating to the Reorganization (the “Registration Statement”) and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively as to the factual matters of the statements made in the Agreement and representations made to us by officers of the Acquired Fund Trust on behalf of its respective Acquired Fund or Acquired Funds or by officers of the Acquiring Trust, on behalf of each Acquiring Fund. We have not made any independent investigation of the representations in connection with the Reorganization.

Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Agreement. For purposes of this opinion, the term “Code” means the Internal Revenue Code of 1986, as amended, and all Section references are to the Code unless otherwise specified.

SCOPE OF OPINION

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Internal Revenue Code of 1986, as amended (“Code”) and the Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“IRS”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

OPINION

Based on the foregoing, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, with respect to each Reorganization contemplated under the Agreement and conditioned on the Representations being true and complete at the effective time and consummation of each Reorganization in accordance with the Agreement (without waiver or modification of any terms or conditions of the Agreement) we are of the opinion that for federal income tax purposes:

(a)                Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Acquired Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Acquired Fund Shares and in complete liquidation of Acquired Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(b)       Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Acquired Fund Shares;

(c)       Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the liabilities;

(d)       Acquiring Fund’s basis in each Asset will be the same as Acquired Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(e)       A Shareholder will recognize no gain or loss on the exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to the Reorganization;

(f)       A Shareholder’s aggregate basis in the Acquiring Fund Shares (including fractional shares to which they may be entitled) it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares (including fractional shares to which they may be entitled) will include, in each instance, its holding period for those Acquired Fund Shares, provided the Shareholder holds them as capital Assets at the effective time of the Reorganization; and

(g)       For purposes of section 381, Acquiring Fund will be treated just as Acquired Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Acquired Fund’s taxable year, Acquired Fund’s tax attributes enumerated in section 381(c) will be taken into account by Acquiring Fund as if there had been no Reorganization, and the part of Acquired Fund’s last taxable year that began before the Reorganization will be included in Acquiring Fund’s first taxable year that ends after the Reorganization.

The opinion expressed herein is for the exclusive benefit of each Acquired Fund and Acquired Fund Trust, the Acquiring Fund Trust, each Acquiring Fund, and their respective shareholders. No other person shall be entitled to rely on this opinion. Notwithstanding paragraphs (b) and (d) above, we express no opinion as to the effect of the Reorganization on the Acquired Fund, or any shareholder, with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

We hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

SCHEDULE A

ACQUIRED FUNDS	ACQUIRING FUNDS
Series of Forward Funds	Series of Ultimus Managers Trust
Salient Global Real Estate Fund	Westwood Salient Global Real Estate Fund
Salient Select Income Fund	Westwood Salient Select Income Fund
Salient Tactical Growth Fund	Westwood Broadmark Tactical Growth Fund

Series of Salient MF Trust	Series of Ultimus Managers Trust
Salient MLP & Energy Infrastructure Fund	Westwood Salient MLP & Energy Infrastructure Fund
Salient Tactical Plus Fund	Westwood Broadmark Tactical Plus Fund